SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 2, 2015

WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA 23452
Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 2, 2015, the Registrant's Board of Directors ("Board") appointed John McAuliffe to the Board to fill the vacancy on the Board created by the Board increasing its size from eight to nine members. The Board determined Mr. McAuliffe to be independent under the rules of the Nasdaq Capital Market.

Mr. McAuliffe was previously Director of Investment Banking at Newbridge Securities from 2005 to March 2015, and currently serves as its Lead Investment Banker. Mr. McAuliffe, 61, will stand for re-election at the 2016 annual meeting of shareholders. Mr. McAuliffe was not appointed to any of the Board’s committees at this time. It is anticipated that such appointment will happen in the near future; however, it is not currently known on what committees he will serve.

In accordance with the Registrant's non-employee director compensation policy, Mr. McAuliffe will be entitled to receive $15,000 per annum for serving as a director and is eligible to receive the Registrant's common stock, incentive stock options, nonqualified stock options, restricted stock awards or restricted stock units pursuant to the Registrant's 2015 Long-Term Incentive Plan. Mr. McAuliffe may also be reimbursed for his travel expenses incurred in connection with his attendance at full Board and Committee meetings.

There are no arrangements or understandings between Mr. McAuliffe and any other person pursuant to which Mr. McAuliffe was appointed to serve as a director of the Registrant. Mr. McAuliffe does not have a direct or indirect interest in any transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

ITEM 8.01 OTHER EVENTS.

On December 4, 2015, the Registrant filed a press release announcing the appointment of Mr. McAuliffe as a director to the Board. A copy of this press release is attached as an Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statement of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell company transactions.
Not Applicable.

(d)	Exhibits.

99.1	Press release dated December 4, 2015, announcing the appointment of John McAuliffe as a director.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer
Dated: December 4, 2015

EXHIBIT INDEX

Number	Description of Exhibit
99.1	Press release dated December 4, 2015, announcing the appointment of John McAuliffe as a director.